Exhibit 3.5
ARTICLES OF INCORPORATION
OF
DART AEROSPACE USA, INC.
Article I

Name
The name of the corporation (the “Corporation”) is DART AEROSPACE USA, INC.
Article II

Authorized Shares
The total authorized number of shares of the Corporation is ten thousand (10,000) shares of common stock with a par or ascribed value of $.01 per share.
Article III

Directors
The number of directors of the Corporation and the manner in which such directors are to be elected shall be as set forth in the bylaws. The names and addresses of the initial directors are:

Name	Address
James Bradley	2071 Malaview Avenue Sidney, B.C. V8L 5X6 Canada
Linda Bradley	2071 Malaview Avenue Sidney, B.C. V8L 5X6 Canada
The terms of the initial directors shall expire at the first shareholders’ meeting at which directors are elected.
Article IV

Shareholders’ Rights
1.Shareholders of the Corporation have no preemptive rights to acquire additional shares issued by the Corporation.
2.Holders of common stock shall be entitled to receive the net assets of the Corporation upon dissolution.

Article V

Voting Rights
3.Holders of common stock shall have unlimited voting rights.
4.At each election of directors, every shareholder entitled to vote at such election has the right to vote the number of shares of stock held by such shareholder for each of the directors to be elected. No cumulative voting for directors shall be permitted.
Article VI

Limitation on Liability of Directors
No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for his or her conduct as a director, which conduct takes place on or after the date this Article becomes effective, except for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) conduct violating RCW 23B.08.310, or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If, after this Article becomes effective, the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be deemed eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any amendment to or repeal of this Article shall not adversely affect any right or protection of a director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date this Article becomes effective.
Article VII

Registered Office
The address of the registered office of the Corporation is 4700 Two Union Square, 601 Union Street, Seattle, Washington 98101-2346 and the name of the registered agent at such address is Bogle & Co.
Article VIII

Incorporator
The name and address of the incorporator is:

Name	Address
Jeffrey A. Peterson	c/o Bogle & Gates P.L.L.C. 1300 Park Place 666 Burrard Street Vancouver, B.C. V6C 3J8 Canada

Article IX

Amendment of Articles
The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law and all rights and powers conferred herein on shareholders and directors are subject to this reserved power.
DATED: April 8, 1997

CONSENT TO APPOINTMENT AS REGISTERED AGENT
The undersigned, a duly elected officer of BOGLE & CO., hereby consents to the appointment of BOGLE & CO. as registered agent, in the State of Washington, for the following corporation (the “Corporation”):
DART AEROSPACE USA, INC.
It is understood that as agent for the Corporation, it will be the responsibility of Bogle & Co. to accept Service of Process in the name of the Corporation; to forward all mail and license renewals to the appropriate officer(s) of the Corporation; and to immediately notify the Office of the Secretary of State of Bogle & Co.’s resignation or of any changes in the address of the registered office of the Corporation for which Bogle & Co. is agent.

Date: April 11, 1997.